Exhibit # 99.2

DUNDEE BANCORP INC.

MANAGEMENT’S RESPONSIBILITY FOR FINANCIAL STATEMENTS

The accompanying consolidated financial statements, the notes thereto and other financial information contained in this annual report have been prepared by, and are the responsibility of, the management of Dundee Bancorp Inc. These financial statements have been prepared in accordance with Canadian generally accepted accounting principles, using management's best estimates and judgments when appropriate.

The Board of Directors is responsible for ensuring that management fulfills its responsibility for financial reporting and internal control. The Audit Committee, which is comprised of three independent Directors, meets with management as well as the external auditors to satisfy itself that management is properly discharging its financial reporting responsibilities and to review the Company’s consolidated financial statements and the report of the auditors. It reports its findings to the Board of Directors who approve the consolidated financial statements.

The consolidated financial statements as at and for the year ended December 31, 2002 have been audited by Ernst & Young LLP, the independent auditors, in accordance with generally accepted auditing standards. The auditors have full and unrestricted access to the Audit Committee. Comparative financial statements as at and for the year ended December 31, 2001 were audited by other auditors who expressed an opinion without reservation on those statements in their report dated March 15, 2002.

Ned Goodman                                                                  Joanne Ferstman
President and                                                                   Vice President and
Chief Executive Officer                                                   Chief Financial Officer

Toronto, Ontario

March 31, 2003

DUNDEE BANCORP INC.

AUDITORS' REPORT

To the Shareholders of

DUNDEE BANCORP INC.,

We have audited the consolidated balance sheet of Dundee Bancorp Inc. as at December 31, 2002 and the consolidated statement of operations, changes in shareholders' equity and cash flows for the year then ended. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audit.

We conducted our audit in accordance with Canadian generally accepted auditing standards. Those standards require that we plan and perform an audit to obtain reasonable assurance whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation.

In our opinion, these consolidated financial statements present fairly, in all material respects, the financial position of the Company as at December 31, 2002 and the results of its operations and its cash flows for the year then ended in accordance with Canadian generally accepted accounting principles.

The consolidated financial statements as at December 31, 2001 and for the year then ended were audited by other auditors who expressed an opinion without reservation on those statements in their report dated March 15, 2002.

Chartered Accountants

Toronto, Canada

March 31, 2003

DUNDEE BANCORP INC.

CONSOLIDATED BALANCE SHEETS
As at December 31, 2002 and 2001
(expressed in thousands of Canadian dollars)

	December 31, 2002	December 31,2001
ASSETS
Cash and short term investments	$119,467	$117,995
Brokerage securities owned (note 3)	12,201	10,613
Accounts receivable	48,830	39,281
Client accounts receivable	230,730	229,172
Investment portfolio (note 4)	428,925	441,324
Deferred sales commissions (note 5)	81,089	56,910
Capital and other assets (note 6)	278,750	154,837
TOTAL ASSETS	$1,199,992	$1,050,132

LIABILITIES
Bank indebtedness (note 7)	$7,374	$-
Accounts payable and accrued liabilities	61,977	46,289
Brokerage securities sold short (note 3)	4,845	2,094
Client deposits and related liabilities	260,711	269,615
Income taxes payable	613	2,344
Corporate debt (note 8)	238,628	203,799
Future income tax liabilities (note 12)	38,434	42,415
	612,582	566,556

NON CONTROLLING INTEREST (note 16)	108,444	37,721

SHAREHOLDERS' EQUITY
Share capital (note 9)
Common shares	331,514	340,109
Retained earnings	147,452	105,746
	478,966	445,855
TOTAL LIABILITIES AND SHAREHOLDERS' EQUITY	$1,199,992	$1,050,132

The accompanying notes are an integral part of these consolidated financial statements.

Approved by the Board:

Director	Director

DUNDEE BANCORP INC.

CONSOLIDATED STATEMENTS OF OPERATIONS
For the years ended December 31, 2002 and 2001
(expressed in thousands of Canadian dollars, except per share amounts)

	December 31,2002	December 31,2001
REVENUE
Management and administration fees	$130,460	$113,168
Redemption fees	10,410	10,463
Financial services	124,987	115,647
Oil and gas sales, net of royalties	6,896	981
	272,753	240,259
Investment income	10,942	8,421
	283,695	248,680
EXPENSES
Selling, general and administrative	125,558	119,348
Variable compensation	71,307	60,299
Trailer fees	22,973	19,566
Operating costs, oil and gas properties	2,037	434
	221,875	199,647
OPERATING EARNINGS BEFORE INTEREST,
TAXES AND OTHER NON CASH ITEMS	61,820	49,033
Amortization of deferred sales commissions	34,571	37,262
Amortization of goodwill (note 15)	-	5,719
Depreciation, depletion and amortization	8,909	6,356
Interest expense	14,051	14,593
OPERATING EARNINGS (LOSS)	4,289	(14,897)
Share of earnings (losses) of equity accounted investees	2,252	(20,124)
Dilution gain (note 2)	75,680	-
Increase in investment provision to reflect decreases in value of investments	(9,265)	(31,379)
Income taxes (note 12)
Current	(10,861)	(2,451)
Future	3,413	10,353
Non controlling interest	(15,252)	1,533
NET EARNINGS (LOSS)	$50,256	$(56,965)

NET EARNINGS (LOSS) PER SHARE
Basic earnings (loss) per share	$1.98	$(2.17)
Diluted earnings (loss) per share	$1.96	$(2.17)

The accompanying notes are an integral part of these consolidated financial statements.

DUNDEE BANCORP INC.

CONSOLIDATED STATEMENTS OF CHANGES IN SHAREHOLDERS' EQUITY
For the years ended December 31, 2002 and 2001
(expressed in thousands of dollars)

		Deferred
	Common	Acquisition	Retained
	Shares	Obligations	Earnings	Total
Balance, December 31,2000	$346,475	$-	$163,462	$509,937
Net loss for the year	-	-	(56,965)	(56,965)
Change in opening retained earnings to account for change
in accounting policy of equity accounted investees	-	-	701	701
Issuance of Class A subordinate shares for cash, net of costs	714	-	-	714
Issuance of Class A subordinate shares for non-monetary consideration	625	-	-	625
Deferred business acquisition obligations (note 9)	-	(1,083)	-	(1,083)
Acquisition of Class A subordinate shares for cancellation	(6,669)	-	(1,295)	(7,964)
Cancellation of options granted, net of tax	-	-	(157)	(157)
Unrealized dilution gains, net of tax	47	-	-	47
Balance, December 31,2001	341,192	(1,083)	105,746	445,855
Net earnings for the year	-	-	50,256	50,256
Goodwill impairment loss (note 15)	-	-	(3,948)	(3,948)
Change in opening retained earnings to account for changes in
accounting policies of equity accounted investees, net of tax (note 15)	-	-	(2,124)	(2,124)
Issuance of Class A subordinate shares for cash, net of costs	1,651	-	-	1,651
Cancellation of Class A subordinate shares in respect of
deferred business acquisition obligations (note 9)	(1,083)	1,083	-	-
Acquisition of Class A subordinate shares for cancellation	(10,246)	-	(2,478)	(12,724)
Balance, December 31,2002	$331,514	$-	$147,452	$478,966

The accompanying notes are an integral part of these consolidated financial statements.

DUNDEE BANCORP INC.

CONSOLIDATED STATEMENTS OF CASH FLOWS
For the years ended December 31, 2002 and 2001
(expressed in thousands of Canadian dollars)

	December 31,2002	December 31,2001
CASH FLOWS FROM OPERATING ACTIVITIES:
Net earnings (loss)	$50,256	$(56,965)
Non cash items in earnings (loss):
Depreciation,depletion and amortization	43,480	49,337
Net investment losses (gains)	2,653	(1,715)
Share of unremitted equity (earnings) losses	(2,252)	20,124
Dilution gain realized on reorganization (note 2)	(75,680)	-
Increase in investment provision to reflect decreases in value of investments	9,265	31,379
Future income taxes	(3,413)	(10,353)
Non controlling interest	15,252	(1,533)
Other	1,889	3,479
	41,450	33,753
Changes in:
Accounts receivable	1,846	5,421
Accounts payable and accrued liabilities	(3,190)	(10,577)
Bank indebtedness	7,374	(23,284)
Income taxes payable	(662)	(8,805)
Brokerage securities owned and sold short,net	1,163	(5,575)
Client accounts receivable,net of client deposits and related liabilities	(10,462)	48,341
CASH PROVIDED FROM OPERATING ACTIVITIES	37,519	39,274

CASH FLOWS FROM INVESTING ACTIVITIES:
Proceeds on dispositions of portfolio investments	12,510	16,758
Acquisitions of portfolio investments	(12,779)	(34,607)
Cash acquired in business acquisitions (note 2)	915	11,390
Sales commissions paid on distribution of mutual funds	(26,047)	(18,238)
Other	(15,209)	(13,391)
CASH USED IN INVESTING ACTIVITIES	(40,610)	(38,088)

CASH FLOWS FROM FINANCING ACTIVITIES:
Increase in corporate debt	1,058	16,301
Issuance of Class A subordinate shares,net of costs	1,651	714
Issuance of shares in subsidiaries to non controlling interest	27,181	1,403
Redemption of subsidiary shares from non controlling interest	(12,556)	-
Dividends paid to non controlling shareholders	(264)	-
Issuance of shares in Eurogas to non controlling interest	217	-
Acquisition of Class A subordinate shares	(12,724)	(7,964)
Cancellation of options granted	-	(101)
CASH PROVIDED FROM FINANCING ACTIVITIES	4,563	10,353

NET INCREASE IN CASH DURING THE YEAR	1,472	11,539
Cash and short term investments, beginning of year	117,995	106,456
CASH AND SHORT TERM INVESTMENTS, END OF YEAR	$119,467	$117,995

Cash flows from operating activities include the following:
Interest paid	$13,637	$13,506
Taxes paid	$13,504	$13,419

The accompanying notes are an integral part of these consolidated financial statements.

DUNDEE BANCORP INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

December 31, 2002 and 2001

(tabular dollar amounts in thousands of Canadian dollars)

Dundee Bancorp Inc. ("Dundee Bancorp" or the "Company") is primarily a holding company dedicated to wealth management and financial services. Its domestic financial service activities are carried out through its 84% owned subsidiary, Dundee Wealth Management Inc. ("Dundee Wealth"). Dundee Bancorp also provides financial services internationally through offices in Bermuda and the Cayman Islands. Together, these domestic and international financial services operations provide a broad range of financial products and services to individuals, institutions and corporations. Dundee Bancorp also holds and manages its own portfolio of investments, both directly and indirectly through wholly owned subsidiaries. The portfolio includes both publicly listed and private companies in a variety of sectors, including real estate, resources and financial services.

1. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

BASIS OF PRESENTATION

The consolidated financial statements of the Company are prepared in accordance with Canadian generally accepted accounting principles.

PRINCIPLES OF CONSOLIDATION

The consolidated financial statements include the accounts of the Company and its subsidiaries. The Company's interest in each of its major subsidiaries is 100% except for:

- its direct interest in Dundee Wealth which, at December 31, 2002 was 84% (2001 - 85%);

- its indirect interest in DWM Inc. ("DWM") which, at December 31, 2002 was 81.7% owned by Dundee Wealth (note 2); and

- Eurogas Corporation ("Eurogas") which, at December 31, 2002 and 2001 was 51%. The Company's exploration, development and production activities in Eurogas are conducted jointly with other entities and accordingly, the accounts reflect only the Company's proportionate interest in such activities.

All intercompany transactions have been eliminated in these consolidated financial statements.

USE OF ESTIMATES

The preparation of financial statements in accordance with Canadian generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingencies at the date of the consolidated financial statements, and the reported amounts of revenue and expenses during the reporting period. Actual results could differ from these estimates.

CASH AND SHORT TERM INVESTMENTS

Cash and short term investments are carried at cost, which approximates fair value.

BROKERAGE SECURITIES OWNED AND SECURITIES SOLD SHORT

Brokerage securities owned and securities sold short are recorded at fair value, which is based on quoted market prices or management's estimates of amounts to be realized on settlement, assuming current market conditions and an orderly disposition over a reasonable period of time. For non-listed securities, fair value is based on management's estimates.

DERIVATIVE FINANCIAL INSTRUMENTS

Derivative financial instruments are carried at fair value with resulting gains and losses reported in current operations. The fair value of a derivative contract represents the amount the Company would have to pay a third-party to assume its obligations under the contract, or the amount a third-party would pay to receive the Company's benefits under the contract. Fair value for exchange traded options is based on quoted market prices. The Company's brokerage subsidiary primarily trades options on an agency basis.

CLIENT ACCOUNTS

In accordance with brokerage industry practice, client transactions are entered into on either a cash or margin basis. These transactions are recorded on a trade date basis. If transactions are conducted on a margin basis, whereby the Company's brokerage subsidiary extends credit to a client for the purchase of securities, the securities purchased and/or other securities in the client's account are held as collateral for the amounts loaned. Amounts due from clients are carried at the contractual amount receivable, net of any allowance for credit losses.

INVESTMENT PORTFOLIO

Investments in companies subject to significant influence are accounted for using the equity method whereby the Company recognizes in earnings its proportionate share of earnings or losses of the investee. Application of the equity method will result in the recognition of a dilution gain or loss if the Company's interest in the investment is diluted as a result, for example, of the issuance of additional shares by the investee.

Other investments are accounted for using the cost method unless it is determined by management that an impairment in value that is other than temporary has occurred, at which point a provision is recorded.

FINANCIAL INSTRUMENTS

The Company's investment portfolio includes publicly listed and privately issued securities. Changes in interest rates may indirectly affect the value of these securities. An investment, including an equity accounted investment, may be written down to reflect a decrease in the underlying net realizable value of the investment if, in the opinion of management, such decrease is other than temporary.

DEFERRED SALES COMMISSIONS

Deferred sales commissions consist of sales commissions paid to brokers and dealers on the sale of mutual fund units sold on a deferred sales charge basis. Commencing in the month they are paid, these costs are amortized on a straight-line basis over a five year period.

CAPITAL AND OTHER ASSETS

Exploration and Development Expenditures

Included in capital and other assets are deferred exploration and development expenditures incurred by the Company's 51% owned subsidiary, Eurogas. These expenditures are recorded by Eurogas pursuant to the full cost method of accounting. Under the full cost method, all costs related to the exploration for and development of oil and gas reserves are accumulated in separate country-by-country cost centres. Proceeds received from the disposal of properties are normally deducted from the full cost centres without recognition of a gain or loss. When a significant portion of properties is sold, a gain or loss is recorded and reflected in the consolidated statement of operations. Exploration and development expenditures are reported net of a provision for site restoration and abandonment costs.

Eurogas calculates a "cost ceiling" which limits the net book value of exploration and development expenditures to the undiscounted and unescalated estimated future net revenues from production of proven reserves based upon year end prices, plus the cost of unproven properties after deduction of expected associated future costs. Additional depletion is provided if the net book value of exploration and development expenditures exceed such future revenues.

Depreciation and depletion of oil and gas properties and equipment is computed using the unit-of-production method whereby the ratio of production to proven reserves, before royalties, determines the proportion of depletable costs to be expensed. Undeveloped properties are excluded from the depletion calculation until quantities of proven reserves are found, or impairment occurs.

Eurogas annually evaluates costs of future well abandonment and site restoration for its properties.

The estimated costs are provided for by the unit-of-production method and are included in depreciation, depletion and amortization expense. Actual costs of well abandonment and site restoration are charged to the accumulated provision when incurred.

Pre-production Exploration Costs

Eurogas is currently engaged in a pre-production stage exploratory program in Tunisia and has capitalized all associated costs. The recovery of the capitalized costs is dependent on the economic viability of the project.

Goodwill and Other Intangible Assets

On January 1, 2002, the Company adopted the CICA Handbook Section 3062, "Goodwill and Other Intangible Assets". Under this section, goodwill and certain other intangible assets, including investment management contracts, which have been determined to have an indefinite life are no longer amortized. Previously, these assets were amortized on a straight-line basis over 20 years (note 15).

Corporate debt issue costs are amortized over the term of the debt.

Other Assets

Capital assets are recorded at cost, net of accumulated amortization, and are amortized on a straight-line or declining balance basis. Annual amortization rates adopted by the Company range from 10% to 35%.

Leasehold improvements are amortized on a straight-line basis over the lease terms.

Other assets include deposits made to regulatory authorities, including contingency trust funds and the Canadian Investor Protection Fund.

REVENUE RECOGNITION

Management and administration fees are generally calculated as a percentage of the net asset value of the respective mutual fund or other discretionary portfolio being managed and are recognized on an accrual basis. The Company may also earn performance fees from these managed assets when their market appreciation exceeds established benchmarks. Performance fees are also recognized on an accrual basis.

Redemption fees paid by unitholders of mutual funds purchased on a deferred sales charge basis, the sales commission of which was financed by the Company, are recognized as revenue on the settlement date of the redemption of the applicable mutual fund units.

Financial services revenue, including securities transactions and related commission revenue and expenses, are recorded in the accounts on a trade date basis. Interest earned from client accounts and from securities owned or sold short is recognized as earned and has been included in financial services revenue.

Brokerage securities owned and securities sold short are recorded at fair value. Both realized and unrealized gains and losses from securities owned and securities sold short are included in the determination of net earnings.

Investment income includes interest and dividend income from investments carried at cost which are recognized as earned, and realized investment gains or losses in respect of the Company's investment portfolio.

INCOME TAXES

The Company uses the asset and liability method to provide for income taxes on all transactions recorded in the consolidated financial statements. The asset and liability method requires that income taxes reflect the expected future tax consequences of temporary differences between the carrying amounts of assets and liabilities and their tax bases. Future income tax assets and liabilities are determined for each temporary difference based on the tax rates which are expected to be in effect when the underlying assets and liabilities are expected to be realized.

FOREIGN CURRENCY TRANSLATION

All foreign currency denominated amounts, including those of integrated foreign operations, are translated into Canadian dollars using average rates for the year for items included in the consolidated statements of operations, the rate in effect at the consolidated balance sheet dates for monetary assets and liabilities included in the consolidated balance sheets and historical rates for other items. Translation gains or losses are included in the determination of net earnings.

EARNINGS PER SHARE

Basic earnings per share is computed by dividing the net earnings for the year by the weighted average number of Class A subordinate voting shares ("Subordinate Shares") and Class B common shares ("Class B Shares") outstanding during 2002 of 25,436,218 (2001 - 26,211,526).

Diluted earnings per share is calculated to reflect the dilutive effect of exercising outstanding stock options by application of the treasury stock method. The weighted average number of shares outstanding during 2002, calculated on a diluted basis, would increase by 204,206. Because the Company incurred losses during 2001, options outstanding would be anti-dilutive.

RECLASSIFICATION OF 2001 AMOUNTS

Certain of the prior year amounts have been reclassified to conform with the basis of presentation adopted for 2002.

2. BUSINESS ACQUISITIONS

ACQUISITIONS COMPLETED IN THE YEAR ENDED DECEMBER 31, 2002

Acquisition of Canadian First Financial Group Inc. ("CFFG")

On August 2, 2002, Dundee Wealth completed a share purchase agreement whereby Dundee Wealth acquired all of the issued and outstanding shares of CFFG, a public financial services management company. The shares of CFFG were subsequently transferred to DWM as part of the reorganization described below. The acquisition has been accounted for as a purchase transaction and accordingly, the purchase price was allocated to the assets and liabilities acquired based on their estimated fair value on August 2, 2002. The total purchase price was $13,404,000 and was comprised of cash of $10,744,000 and additional obligations in the amount of $2,660,000. The amount by which the total purchase price exceeds the estimated fair value of the net assets acquired was $12,926,000 and has been included in "Capital and other assets" on the consolidated balance sheets (note 6). In accordance with the new provisions of CICA Handbook Section 3062, "Goodwill and Other Intangible Assets", this goodwill will not be amortized (note 15).
Estimated fair value of assets acquired,
net of liabilities assumed	$478
Aggregate purchase price	13,404

Goodwill	$12,926

Consolidated operating results for the year ended December 31, 2002 include the operating results of CFFG from the effective date of the acquisition, August 2, 2002.

Reorganization of Dundee Wealth and DWM and Subsequent Acquisition of DynamicNova Inc. ("DynamicNova")

On October 2, 2002, Dundee Wealth entered into various transactions with DWM pursuant to which substantially all of Dundee Wealth's assets and liabilities, including its 100% interest in its financial services and investment management subsidiaries were transferred to DWM. Concurrent with the transaction, DWM completed a share purchase agreement whereby it acquired all of the issued and outstanding shares of DynamicNova (formerly StrategicNova Inc.), an investment management company and manager of the DynamicNova Group of Mutual Funds. The acquisition has been accounted for in the books of the Company as a purchase transaction and accordingly, the purchase price was allocated to the assets and liabilities acquired based on their estimated fair value on October 2, 2002. The total purchase price was $88,069,000 and was satisfied by the issuance of shares of DWM with a value of $84,194,000 and additional obligations in the amount of $3,875,000. The Company has recorded transaction costs of $2,600,000 in respect of the acquisition, which amount, net of taxes, has been aggregated to the estimated fair value of the investment management contracts. Investment management contracts acquired have been determined to have an indefinite life and therefore, the related intangible asset is not subject to amortization (note 15).

Investment management contracts	$108,682
Estimated fair value of other assets acquired,
net of liabilities assumed	(18,389)
$90,293
Represented by:
Aggregate purchase price	$88,069
Transaction costs of $2,600,net of taxes of $376	2,224
$90,293

Consolidated operating results for the year ended December 31, 2002 include operating results of DynamicNova from the effective date of the acquisition, October 2, 2002.

Dilution Gain

As part of the DynamicNova transaction, DWM issued shares for cash and for the transfer, to DWM, of certain obligations previously owed by DynamicNova to its former majority shareholder. As a result, CDP Financial Services Inc. ("CDP") became an 18.3% shareholder of DWM, diluting Dundee Wealth's interest to 81.7%. In accordance with Canadian generally accepted accounting principles, Dundee Wealth is considered to have disposed of approximately 18.3% of its interest in DWM resulting in a dilution gain to Dundee Wealth of $74,403,000. The dilution gain has been included in current year's operating results.

Obligations and Other Liabilities in Respect of Business Acquisitions

The $3,875,000 and $2,600,000 additional obligations incurred as part of the acquisition of DynamicNova and the $2,660,000 additional obligations incurred as part of the acquisition of CFFG, are included in accounts payable and accrued liabilities. During 2002, the Company paid cash of $5,348,000 in partial settlement of these obligations.

ACQUISITIONS COMPLETED IN THE YEAR ENDED DECEMBER 31, 2001

Acquisition of Eurogas

In November 2001, the Company acquired in the open market and by way of a private transaction, an additional 3,754,200 common shares of Eurogas for cash consideration of $794,000 and settlement of amounts otherwise receivable by the Company totalling $969,000, bringing its total investment to 38,502,193 common shares or 51% of total common shares of Eurogas issued and outstanding. The total carrying value of Eurogas after the acquisition, including the Company's share of earnings and losses under the equity method of accounting, adjusted for tax, was $22,685,000. Subsequent to the transaction, the Company has accounted for its investment in Eurogas on a consolidated basis.

The consolidation of Eurogas has been accounted for as a purchase transaction and accordingly, the purchase price was allocated to the assets and liabilities acquired based on their estimated fair values as of November 22, 2001, the effective date of acquisition of control. A summary of the fair value of assets acquired is as follows:
Oil and gas properties	$29,763
Estimated fair value of other assets acquired,
net of liabilities assumed	12,454
Non controlling interest in subsidiaries of Eurogas	(1,418)
40,799
Attributable to non controlling shareholders of Eurogas	(18,114)
$22,685
Represented by:
Cash	$794
Settlement of amounts otherwise receivable
by the Company	969
Carrying value of Eurogas investment at
date of acquisition	20,922
$22,685

3. BROKERAGE SECURITIES OWNED AND SECURITIES SOLD SHORT

		2002		2001
	Securities	Securities	Securities	Securities
	Owned	Sold Short	Owned	Sold Short
Bonds and other debt instruments	$6,831	$1,554	$4,788	$892
Equities	5,370	3,291	5,825	1,202
	$12,201	$4,845	$10,613	$2,094

From time to time, the Company's brokerage subsidiary may sell securities that it does not currently own and will therefore be obligated to purchase such securities at a future date. The subsidiary may incur a loss if the market value of these securities subsequently increases.

DERIVATIVE FINANCIAL INSTRUMENTS

The Company's brokerage subsidiary trades in certain derivative instruments for the purpose of managing proprietary trading strategies or for the purpose of risk management.

The Company's brokerage subsidiary uses forward contracts to cover outstanding obligations in either Canadian or U.S. currency. Forward contract transactions involve the future delivery of an amount of a currency at a specified price at a specified time.

The following table discloses the outstanding contracts as at December 31, 2002 and 2001:
		2002		2001
	Buy	Sell	Buy	Sell
USD Forward Contracts	$2,677	$13,750	$1,802	$3,820

All forward contracts are generally short term in nature and mature within 30 to 120 days.

4. INVESTMENT PORTFOLIO

					2002						2001
	Year End		Non-			Year End		Non-
	Ownership	Listed	Quoted	Loans	Total	Ownership	Listed	Quoted		Loans	Total
Equity Accounted
Investments
Black Hawk
Mining Inc.	18%	$3,024	$-	$-	$3,024	19%	$4,079	$-	$	- $	4,079
Breakwater
Resources Ltd.	27%	25,465	-	-	25,465	29%	27,518	-		-	27,518
Dundee Realty
Corporation	45%	140,601	-	-	140,601	40%	137,949	-		-	137,949
Repadre Capital
Corporation	17%	20,866	-	-	20,866	22%	14,470	-		-	14,470
Zemex Corporation	39%	35,585	-	-	35,585	36%	36,481	-		-	36,481
Other		1,994	2,748	1,991	6,733		3,478	2,568		1,991	8,037
Marketable Securities		65,043	-	-	65,043		79,185	-		-	79,185
Other Portfolio Investments		95,298	12,189	24,121	131,608		94,702	14,270		24,633	133,605
		$387,876	$14,937	$26,112	$428,925		$397,862	$16,838		$26,624	$ 441,324

The fair market value of the investment portfolio as at December 31, 2002 approximates $440,000,000 (2001 - $423,000,000), determined using quoted market values for listed securities and carrying values for non-quoted securities and loans.

As at December 31, 2002, the Company has investments of $76,985,000 (2001 - $87,825,000) in investment products which are managed by a wholly owned subsidiary of Dundee Wealth. Transactions on these assets are conducted on the same basis as third-party investors.

INCOME FROM INVESTMENT PORTFOLIO

Income generated by the Company's merchant banking and investment portfolio includes:
	2002	2001
Interest,dividends and foreign exchange	$4,678	$6,706
Realized investment gains,net	6,264	1,715
	10,942	8,421

Share of losses of equity accounted investments	(847)	(19,400)
Gains (losses) from dilutions of interest in equity accounted investments	3,099	(724)
	2,252	(20,124)

Increase in investment provision to reflect decreases in value of investments	(9,265)	(31,379)
	$3,929	$(43,082)

5. DEFERRED SALES COMMISSIONS

	2002	2001
Deferred sales commissions,beginning of year	$56,910	$75,934
Commissions acquired in business acquisitions (note 2)	32,703	-
Commissions funded during the year	26,047	18,238
Amortization during the year	(34,571)	(37,262)
Deferred sales commissions,end of year	$81,089	$56,910

6. CAPITAL AND OTHER ASSETS

			2002	2001
		Accumulated	Net Book	Net Book
	Cost	Amortization	Value	Value
Capital assets	$60,042	$38,908	$21,134	$20,693
Goodwill	73,858	14,551	59,307	50,854
Investment management contracts	156,040	7,446	148,594	39,912
Oil and gas properties	39,418	2,195	37,223	30,369
Corporate debt issue costs	1,565	823	742	899
Other	11,783	33	11,750	12,110
	$342,706	$63,956	$278,750	$154,837

The following table summarizes oil and gas properties and capital expenditures thereon on a country-by-country basis:

	Canada	Spain	Tunisia	Total
Net book value at date of acquisition	$14,096	$4,702	$10,965	$29,763
Capital expenditures in 2001	435	37	436	908
Depletion	(302)	-	-	(302)
Net book value,December 31,2001	14,229	4,739	11,401	30,369
Capital expenditures during 2002	3,666	2,115	2,966	8,747
Depletion	(1,893)	-	-	(1,893)
Net book value,December 31,2002	$16,002	$6,854	$14,367	$37,223

7. BANK INDEBTEDNESS

The Company's brokerage subsidiary may borrow up to a maximum of $100,000,000 pursuant to a call loan facility established with a Canadian chartered bank, primarily to facilitate the securities settlement process for both client and firm inventory transactions. Amounts borrowed pursuant to this facility are collateralized by either unpaid client securities or securities owned by the Company. At December 31, 2002, the Company had $7,374,000 (2001 - nil) outstanding pursuant to this facility. During 2002, the Company paid interest on the outstanding call loan balance at interest rates between 2.75% and 3.50% on Canadian funds (2001 - 3.00% and 6.25%) and 1.88% on U.S. funds (2001 - between 2.38% and 6.63%).

8. CORPORATE DEBT

	2002	2001
Corporate
$150,000,000 - 6.70% senior debentures due September 24,2007	$149,781	$149,734
Revolving term credit facility,corporate	27,893	26,383
Subsidiary companies
Revolving term credit facility,Dundee Wealth	19,460	16,986
Revolving term credit facility,DMFL Holding Corp.	22,290	-
Income Trusts	12,680	7,641
Prime Trust	2,534	-
Notes payable	2,281	2,281
Other	1,709	774
	$238,628	$203,799

SENIOR DEBENTURES

On September 24, 1997, the Company issued $150,000,000 ten-year senior unsecured debentures (the "Debentures") at a discount of $3.09 per $1,000 principal amount. Net proceeds of the issue, after commissions and related expenses, were $147,977,000. The Debentures pay interest at 6.70% per annum, payable semi-annually in arrears on March 24 and September 24 of each year. The Debentures are redeemable in whole or in part at any time prior to maturity, at the option of the Company, at the higher of the par value of the Debentures or at a price calculated to provide a yield to maturity equal to the Government of Canada Yield at the time of the redemption plus 0.20%. At December 31, 2002, the fair value of the Debentures, based on quoted market values was $135,957,000 (2001 - $129,378,000).

REVOLVING TERM CREDIT FACILITIES, CORPORATE

On September 30, 2002, as amended, the Company renewed its revolving term, unsecured credit facility with a Canadian chartered bank, extending the expiry date to April 30, 2003. The credit facility provides for a tiered interest rate structure based on the Company's public debt rating on its Debentures. Based on the Company's current debt rating, Canadian dollar draws on the credit facility bear interest, at the Company's option, at either a Canadian chartered bank's prime lending rate, or Corporate Bankers' Acceptance rate plus 1% (previously 5/8 of 1%). United States dollar borrowings under the credit facility bear interest, based on the current debt rating on the Company's Debentures, at US Base Rate or, at the Company's option, at the London Inter-Bank Offer Rate plus 1%. The Company is subject to a standby fee of 1/4 of 1% on unused amounts under the facility. At December 31, 2002, $27,893,000 (2001 - $26,383,000) had been borrowed under the Company's credit facility. Interest rates paid by the Company on Canadian dollar draws during 2002 ranged between 3.75% and 4.50% (2001 - between 4.0% and 7.5%). The Company also borrowed through Corporate Bankers' Acceptances at rates during the year of between 2.12% and 3.03% (2001 - between 3.20% and 5.85%).

On November 15, 2001, the Company obtained a facility of US$6,500,000 to permit the Company to provide a letter of credit in respect of Breakwater Resources Ltd. Subsequent to December 31, 2002, the facility was further extended to January 31, 2004.

REVOLVING TERM CREDIT FACILITY, DUNDEE WEALTH

On September 30, 2002, as amended, Dundee Wealth temporarily renewed its $20,000,000 unsecured revolving term credit facility with a Canadian chartered bank, extending the expiry date to April 30, 2003. At maturity, the revolving term credit facility will not be renewed, but will be replaced with a draw against the credit facility provided by Dundee Bancorp in an amount sufficient to repay all amounts outstanding under the current unsecured credit facility.

Canadian dollar draws on the current credit facility bear interest, at Dundee Wealth's option, at either a Canadian chartered bank's prime lending rate, or Corporate Bankers' Acceptance rate plus 1%. The credit facility also provides for United States dollar borrowings at US Base Rate or, at Dundee Wealth's option, at the London Inter-Bank Offer Rate plus 1%. Dundee Wealth is subject to a standby fee of 1/4 of 1% on unused amounts under the credit facility. At December 31, 2002, $19,460,000 (2001 - $16,986,000) had been borrowed pursuant to Dundee Wealth's credit facility. Interest rates paid by Dundee Wealth on Canadian dollar draws during 2002 ranged between 3.75% and 4.50% (2001 - between 4.0% and 7.5%). Dundee Wealth also borrowed through Corporate Bankers' Acceptances at rates during the year of between 2.15% and 2.95% (2001 - between 2.24% and 5.85%).

REVOLVING TERM CREDIT FACILITY, DMFL HOLDING CORP.

As a result of the acquisition of DynamicNova (note 2), a $22,300,000 credit facility with a Canadian chartered bank was renegotiated on December 31, 2002 and transferred to a subsidiary of Dundee Wealth, DMFL Holding Corp. The amended credit facility is a 364-day revolving term facility maturing on January 1, 2004. The facility is subject to interest at prime plus 0.25% per annum and a standby fee of 0.1875% per annum. As at December 31, 2002, the subsidiary had borrowed $22,290,000 pursuant to the credit facility.

The facility is secured by way of a General Security Agreement on all of the assets of certain subsidiaries of the Company including the assets of Dynamic Mutual Funds Ltd. and DynamicNova. The facility is also secured by unsecured guarantees from Dundee Wealth and DWM.

INCOME TRUSTS

Infinity Income Trust and Multi-Fund Income Trust (the "Trusts") were formed for the purpose of financing the deferred sales commissions of Dynamic Focus+ Mutual Funds for the period from August 1, 1997 up to and including February 26, 1998 and the deferred sales commissions of certain DynamicNova Mutual Funds for the period from August 1, 1997 up to and including July 17, 1998. Amounts owed to the Trusts as at December 31 are detailed below:

	2002	2001
Secured notes	$9,146	$5,914
Participation certificates	3,534	1,727
	$12,680	$7,641

Interest on the secured notes is charged at 5.00% per annum. No interest is charged on the participation certificates. Certain subsidiaries of the Company have ceded part of their monthly management fee from the Dynamic Focus+ Mutual Funds or DynamicNova Mutual Funds, as applicable, calculated as 0.15% to 0.55% per annum of the net asset value of the units where the sales commissions were financed by the Trusts, to be applied against amounts outstanding. Repayments will be applied first to the interest, then to the secured notes, and finally to the participation certificates.

The repayment of the secured notes and participation certificates will continue to the earlier of April 30, 2013 or until there are no remaining mutual fund units financed by the Trusts. In the event that the monthly management fee ceded is insufficient to repay the secured notes and the participation certificates by April 30, 2013, any amounts outstanding will not be required to be repaid by the subsidiaries. Any redemption charges paid by the unitholders on redemption of mutual fund units will be applied to the repayment of the secured notes and the participation certificates. The secured notes are secured by a general security interest registered under the Personal Property Security Act in the accounts of certain mutual funds managed by the Company.

PRIME TRUST

From July 18, 1998 to July 26, 1999, deferred sales commissions of certain DynamicNova Mutual Funds were financed through Prime Trust, which is a securitization vehicle administered by a Canadian chartered bank. A subsidiary of the Company has ceded a portion of its monthly management fee from certain DynamicNova Mutual Funds, calculated as 1.40% per annum or, in the case of certain money market funds, 0.25% per annum, of the net asset value of the units where the sales commissions were financed by the Prime Trust, to be applied against amounts outstanding. The Prime Trust bears interest at 6.34% per annum plus the spread between the 30-day bankers' acceptance rate and the 30-day commercial paper rate.

9. SHARE CAPITAL

AUTHORIZED

The Company is authorized to issue an unlimited number of Subordinate Shares, an unlimited number of Class B Shares, an unlimited number of first preference shares, issuable in series, an unlimited number of second preference shares, issuable in series, and an unlimited number of third preference shares, issuable in series.

COMMON SHARES

Holders of Subordinate Shares and Class B Shares are entitled to one vote and 100 votes respectively, for each such share held. The Subordinate Shares and Class B Shares will participate equally, share for share, as to dividends. The Class B Shares are convertible into Subordinate Shares on a one-for-one basis at any time. In the event of an offer to purchase the Class B Shares by a third-party, and in certain circumstances, each Subordinate Share will be convertible, at the option of the holder, into one Class B Share for purposes of accepting such an offer.

PREFERENCE SHARES

First Preference Shares

Each series of first preference shares will rank on a parity with the first preference shares of every other series and will be entitled to preference on the payment of dividends and the distribution of assets in the event of the liquidation, dissolution or winding-up of the Company over the Subordinate Shares, Class B Shares, second preference shares and third preference shares.

Second Preference Shares

Each series of second preference shares will rank junior and subordinate to the first preference shares, on a parity with second preference shares of every other series and will be entitled to preference over the Subordinate Shares, Class B Shares and third preference shares.

Third Preference Shares

Each series of third preference shares will rank junior and subordinate to the first preference shares and the second preference shares, on a parity with the third preference shares of every other series and will be entitled to preference over the Subordinate Shares and Class B Shares.

ISSUED AND OUTSTANDING
	Subordinate Shares		Class B Shares		Total
	Number	Amount	Number	Amount	Number	Amount
Outstanding December 31,2000	25,213,562	$ 297,418	1,059,121	$8,317	26,272,683	$ 305,735
Issued (redeemed) during the year
ended December 31,2001
Redeemed pursuant to issuer bid	(557,766)	(6,669)	-	-	(557,766)	(6,669)
Issuance of shares under the
employee Share Incentive Plan	43,802	746	-	-	43,802	746
Options exercised	55,000	593	-	-	55,000	593
Conversion from Class B shares
to Subordinate Shares	8,217	65	(8,217)	(65)	-	-
Total Share Capital
Outstanding December 31 ,2001	24,762,815	292,153	1,050,904	8,252	25,813,719	300,405
Issued (redeemed) during the year
ended December 31,2002
Redeemed pursuant to issuer bid	(866,667)	(10,246)	-	-	(866,667)	(10,246)
Issuance of shares under the
employee Share Incentive Plan	9,004	129	-	-	9,004	129
Cancellation of shares previously issued
in business acquisitions	(40,097)	(1,083)	-	-	(40,097)	(1,083)
Options exercised	412,895	1,522	-	-	412,895	1,522
Conversion from Class B shares
to Subordinate Shares	1,607	13	(1,607)	(13)	-	-
Outstanding December 31,2002	24,279,557	$ 282,488	1,049,297	$8,239	25,328,854	290,727
Dilution gain,net of tax						40,787
Total Share Capital
Outstanding December 31,2002						$ 331,514

OBLIGATIONS AND OTHER LIABILITIES IN RESPECT OF BUSINESS ACQUISITIONS

The Company issued a total of 83,015 Subordinate Shares as partial consideration pursuant to the terms of a business acquisition completed in May 1998. These shares were subject to an escrow agreement and were to be released in each of the four years following the date of acquisition, subject to achieving predefined income levels in the organization acquired. During 2001, the Company determined that it expects to cancel a total of 40,097 Subordinate Shares due to these income levels not being achieved. Accordingly, the Company has reduced the carrying value of its goodwill associated with this investment by $1,083,000, being the value of the 40,097 Subordinate Shares originally issued. This amount has been included as a reduction in shareholders' equity.

DILUTION GAIN

As a result of a reorganization and subsequent business acquisitions completed in 1999 and 2000, the Company's investment in Dundee Wealth was diluted from 100% to approximately 85%. For financial reporting purposes, the Company is considered to have disposed of approximately 15% of its interest in Dundee Wealth resulting in a dilution gain of approximately $40,787,000, net of taxes of $20,429,000. This dilution gain was recorded directly to shareholders' equity.

RETAINED EARNINGS

During 2002, the Company purchased for cancellation 866,667 Subordinate Shares (2001 - 557,766) having an aggregate stated capital of $10,246,000 (2001 - $6,669,000). The difference between the purchase price of $12,724,000 (2001 - $7,964,000) and the stated capital has been charged to retained earnings.

10. SHARE BASED COMPENSATION

Certain employees of the Company and its subsidiaries may be entitled to participate in the Company's Share Incentive Plan. The Share Incentive Plan consists of a share purchase plan, a share bonus plan and a share option plan.

SHARE PURCHASE PLAN

Under the share purchase plan, eligible participants may contribute up to a specified maximum amount of their basic annual salary towards the purchase of Subordinate Shares of the Company from treasury. The Company may match up to the full amount of each participant's contribution to the share purchase plan such contribution being used either to purchase common shares in the open market or to issue additional shares from treasury.

During 2002, participants contributed $129,000 (2001 -$121,000) to the share purchase plan and received 9,004 (2001 - 7,715) Subordinate Shares issued from treasury. The Company recognized compensation expense of $129,000 (2001 - $121,000) in respect of the share purchase plan, the entire amount of which was used to purchase Subordinate Shares in the open market.

As at December 31, 2002, a maximum of 660,000 Subordinate Shares were approved for issuance pursuant to the share purchase plan, an aggregate of 319,590 have been issued and an aggregate of 340,410 Subordinate Shares remain available for issue from treasury.

SHARE BONUS PLAN

The share bonus plan permits Subordinate Shares of the Company to be issued from treasury as a discretionary bonus to eligible participants from time to time on terms established in accordance with the Share Incentive Plan. During 2001, with the approval of the compensation committee of the Company, a total of 27,000 Subordinate Shares were issued to eligible participants and the Company recognized bonus compensation expense of $456,000. There were no awards made pursuant to the share bonus plan during the year ended December 31, 2002.

As of December 31, 2002, a maximum of 500,000 Subordinate Shares were approved for issuance pursuant to the share bonus plan, an aggregate of 67,000 have been issued and an aggregate of 433,000 Subordinate Shares remain available for issue from treasury of which 5,000 have been conditionally awarded.

SHARE OPTION PLAN

Under the share option plan, Dundee Bancorp may issue options to purchase Subordinate Shares to eligible participants. The exercise price per common shares may not be less than the closing price of the common shares on the TSX or such other stock exchange, as applicable, on the last trading day immediately preceding the day the options are granted. Each option currently outstanding becomes exercisable as to 33 1/3% of the Subordinate Shares, on a cumulative basis, on the first three anniversary dates following the date of grant. Current options outstanding expire 10 years from the date of grant.

The total number of share options cannot exceed 4,000,000. Options to purchase an aggregate of 2,484,169 Subordinate Shares of Dundee Bancorp were outstanding as at December 31, 2002, an aggregate of 798,996 have been exercised and an aggregate of 716,835 Subordinate Shares remain available for grant of options under the share option plan.

A summary of the status of the Company's share option plan as at December 31, 2002 and 2001, and the changes during the years then ended is presented below:
		2002		2001
		Weighted		Weighted
	Number of	Average	Number of	Average
	Options	Exercise Price	Options	Exercise Price
Outstanding,beginning of year	2,948,732	$14.50	3,007,605	$14.45
Granted	35,000	$15.40	125,000	$14.05
Exercised	(412,895)	$3.69	(83,052)	$10.80
Cancelled	(86,668)	$21.32	(100,821)	$15.49
Outstanding,end of year	2,484,169	$16.07	2,948,732	$14.50
Exercisable at December 31	2,250,834	$16.20	2,384,619	$14.46

Options outstanding as at December 31, 2002 are as follows:
		Weighted	Remaining
	Options	Average	Contractual	Options
Exercise Price Range	Outstanding	Exercise Price	Life (Years)	Exercisable
$4.50 to $7.13	50,000	$5.55	0.39	50,000
$8.63 to $13.15	401,501	$9.95	2.78	358,167
$14.00 to $17.75	1,799,168	$15.53	5.54	1,609,167
$27.25 to $40.75	233,500	$33.06	4.87	233,500

SHARE INCENTIVE PLANS OF DUNDEE WEALTH

Dundee Wealth has established a share incentive plan for employees, officers and directors of Dundee Wealth and its subsidiaries and a share incentive plan for independent financial advisors and service providers of, and consultants to Dundee Wealth. Each of the share incentive plans consists of a share purchase plan, a share bonus plan, a share option plan and a deferred share bonus plan. During 2002, Dundee Wealth recognized compensation expense of $2,484,000 (2001 - $2,131,000) in respect of these plans (note 15).

11. CONTINGENCIES AND COMMITMENTS

LEASE COMMITMENTS

The Company and its subsidiaries have lease agreements for premises pursuant to which future minimum lease payments, exclusive of operating costs and realty taxes, are as follows:

2003	$6,394
2004	4,464
2005	4,234
2006	3,818
2007	3,202
Thereafter	7,551
$29,663

GUARANTEES AND LETTERS OF CREDIT

The Company has issued guarantees and letters of credit totalling approximately $11,268,000 at December 31, 2002 (2001 - $11,350,000) to cover potential indebtedness of certain companies. Included in the amount is a letter of credit for US$6,500,000 issued to the banking syndicate of Breakwater Resources Ltd. to increase its loan facility. The letter of credit amount, if drawn, will rank pari passu with the bank's fixed asset security for its loan to Breakwater Resources Ltd.

SHAREHOLDERS' AGREEMENT

Pursuant to a shareholders' agreement between the Company, CDP, Dundee Wealth and DWM, CDP has the right, in certain circumstances, to require DWM, Dundee Wealth or Dundee Bancorp to purchase for cash all or part of its shares in DWM at fair market value.

SUPPORT AGREEMENTS

The Company and certain of its subsidiaries have entered into support agreements, pursuant to which the companies agree to comply with the covenants and provisions of the Company's $150,000,000 trust indentures, and to indemnify Dundee Bancorp with respect to all losses, costs and expenses arising from a breach of such agreements. The obligations to Dundee Bancorp are secured by substantially all of the assets of Dundee Wealth and certain of its subsidiaries, which in certain cases, are subordinate to the security interest in favour of a Canadian chartered bank.

MERGER AGREEMENT WITH IPC FINANCIAL NETWORK INC. ("IPCFN")

On December 26, 2002, Dundee Wealth entered into a merger agreement with IPCFN with the intention that IPCFN amalgamate with a wholly owned subsidiary of Dundee Wealth. The transaction is subject to a number of conditions and is scheduled to close in April 2003. Shareholders of IPCFN will receive a combination of cash, Dundee Wealth common shares and Dundee Wealth preference shares as consideration, with the result that IPCFN will initially become a wholly owned subsidiary of Dundee Wealth. The aggregate purchase price payable to IPCFN shareholders will approximate $118,700,000 and will include cash and other obligations to be settled in cash immediately following closing approximating $33,300,000.

CONTINGENT LIABILITIES

The Company is a defendant in various legal actions. Although the ultimate outcome of these actions cannot be ascertained at this time and the results of legal proceedings cannot be predicted with certainty, it is the opinion of management that adequate provisions have been made for any liabilities, and the resolution of these matters will not have a material adverse effect on the financial position of the Company.

12. INCOME TAXES

The Company's income tax provision (recovery) differs from the amount that would be computed by applying the combined Canadian federal and provincial statutory income tax rate as a result of the following:
	2002	2001
Combined Canadian federal and provincial statutory income tax rate of 39% (2001 - 42%)	$(790)	$(27,715)
Non deductible expenses	6,638	3,885
Non taxable revenues	(3,664)	-
Adjustment to carrying value of future tax assets relating to loss carry forwards	581	1,824
Benefit of foreign losses not recognized	2,261	22,258
Effect of expected income tax rate reductions on future income tax assets and liabilities	-	(6,426)
Remeasurement of rates applied to future tax assets and liabilities	697	-
Other	1,725	(1,728)
Income tax provision (recovery)	$7,448	$(7,902)

Significant components of the Company's future income tax assets and liabilities as at December 31, 2002 and 2001 are as follows:
	2002	2001
Future income tax assets
Tax loss carry forwards	$13,360	$14,641
Capital assets	4,478	2,913
Other	10,146	6,504
	27,984	24,058
Future income tax liabilities
Investment portfolio,including equity accounted investments	21,623	31,244
Unrealized dilution gain on reorganization	9,220	9,219
Deferred sales commissions	25,829	20,244
Oil and gas properties	2,675	2,675
Management contracts	395	417
Other	6,676	2,674
	66,418	66,473
Net future income tax liability	$38,434	$42,415

Future income tax assets are recognized only to the extent that, in the opinion of management, it is more likely than not that these future income tax assets will be realized.

13. SEGMENTED INFORMATION

Financial information is presented according to the following operating segments:

THE WEALTH MANAGEMENT DIVISION

The wealth management segment includes the operating results and net assets of the Company's financial service subsidiary, Dundee Wealth. This segment provides investment management and administrative services to Dynamic, DynamicNova, Dynamic Power and Dynamic Focus+ Mutual Fund families, the Viscount Wealth Management Program, Dundee Precious Metals Inc., Dynamic Venture Opportunities Fund Ltd., CMP Resource Limited Partnerships, Canada Dominion Resources Limited Partnerships, high net worth private individuals, institutions and corporations. This operating segment also includes the retail distribution and brokerage subsidiaries of Dundee Wealth which are engaged in retail distribution of financial products and are also engaged in institutional sales, trading, research and investment banking.

CORPORATE AND INVESTMENT PORTFOLIO ACTIVITIES

Corporate and investment portfolio activities include various revenues and expenses incurred at the corporate level, including revenues generated and expenses incurred in the management of the Company's investment portfolio. Investment activities carried on by certain foreign subsidiaries are included in this segment.

INTERNATIONAL OPERATIONS

The Company's international activities are carried out through several wholly owned subsidiaries located in Bermuda and the Cayman Islands. Through these entities, the Company provides investment management and administrative services to mutual funds, hedge funds and other investment clients.
		Wealth	Corporate and
SEGMENTED ASSETS		Management	Investment Portfolio			International		TOTAL
As at December 31,	2002	2001	2002	2001	2002	2001	2002	2001
Cash and short term investments	$103,071	$95,194	$5,657	$2,721	$2,206	$8,735	$ 110,934	$ 106,650
Brokerage securities owned	12,201	10,613	-	-	-	-	12,201	10,613
Accounts receivable	37,874	33,433	2,663	3,026	4,376	1,570	44,913	38,029
Amounts due from subsidiaries	-	-	46,127	43,196	-	-	46,127	43,196
Client accounts receivable	230,730	229,172	-	-	-	-	230,730	229,172
Investment portfolio	12,412	13,097	416,313	428,027	-	-	428,725	441,124
Deferred sales commissions	81,089	56,910	-	-	-	-	81,089	56,910
Capital and other assets	218,505	92,427	20,210	25,295	2,812	6,746	241,527	124,468
Total Assets	$695,882	$530,846	$490,970	$502,265	$9,394	$17,051	1,196,246	1,050,162
Intersegment assets							(46,127)	(43,196)
Oil and gas properties
and associated assets							49,673	42,966
Residual carrying value
of investment in India							200	200
							$1,199,992	$1,050,132

		Wealth	Corporate and
SEGMENTED LIABILITIES		Management	Investment Portfolio			International		TOTAL
As at December 31,	2002	2001	2002	2001	2002	2001	2002	2001
Bank indebtedness	$7,374	$-	$-	$-	$-	$-	$7,374	$-
Accounts payable and
accrued liabilities	46,784	34,725	11,936	7,483	460	364	59,180	42,572
Brokerage securities sold short	4,845	2,094	-	-	-	-	4,845	2,094
Client deposits and
related liabilities	260,711	269,615	-	-	-	-	260,711	269,615
Income taxes payable	(82)	5,536	695	(3,192)	-	-	613	2,344
Amounts due to parent	9,216	12,587	-	-	36,911	30,603	46,127	43,190
Corporate debt	57,360	24,627	180,729	179,172	-	-	238,089	203,799
Future income tax liability	4,282	7,798	33,600	35,603	-	-	37,882	43,401
Total Liabilities	$390,490	$356,982	$226,960	$219,066	$37,371	$30,967	654,821	607,015
Intersegment liabilities							(46,127)	(43,196)
Oil and gas properties
and associated liabilities							2,505	737
Expected liabilities associated with
discontinued operations in India							1,383	2,000
							$612,582	$566,556

		Wealth	Corporate and
SEGMENTED EARNINGS (LOSS)		Management	Investment Portfolio			International		TOTAL
For the years ended December 31,	2002	2001	2002	2001	2002	2001	2002	2001
Revenue	$266,848	$235,256	$7,099	$16,388	$3,150	$3,719	$277,097	$255,363
Expenses	256,430	234,867	17,998	22,883	4,638	4,886	279,066	262,636
Amortization of goodwill	-	4,463	-	777	-	479	-	5,719
OPERATING (LOSS) EARNINGS	10,418	(4,074)	(10,899)	(7,272)	(1,488)	(1,646)	(1,969)	(12,992)
Other items:
Equity earnings (loss)	-	-	2,252	(20,124)	-	-	2,252	(20,124)
Investment provision	(793)	(939)	(8,472)	(22,487)	-	-	(9,265)	(23,426)
(LOSS) EARNINGS BEFORE TAXES	$9,625	$(5,013)	$(17,119)	$(49,883)	$(1,488)	$(1,646)	(8,982)	(56,542)
Dilution gain							75,680	-
Oil and gas properties							6,258	51
Discontinuance of operations
in India							-	(9,909)
Income taxes
Current							10,861	2,451
Future							(3,413)	(10,353)
Non controlling interest							15,252	(1,533)
							$50,256	$(56,965)

14. FINANCIAL INSTRUMENTS

In the normal course of business, subsidiaries of Dundee Wealth may enter into various derivative instrument contracts to meet the needs of customers, earn trading income, and manage the subsidiaries' exposure to market risk. Each type of contract will limit, or give rise to varying degrees and types of risk including credit risk, market risk and interest rate risk.

CREDIT RISK

Credit risk arises from the potential for a counterparty to default on a contractual obligation. Certain of Dundee

Wealth's subsidiaries are exposed to the risk that in the event of counterparty default, prevailing market conditions are such that the Company would incur a loss in replacing the defaulted transaction. Dundee Wealth's subsidiaries limit the credit risk of derivatives traded over-the-counter by dealing with counterparties that are creditworthy. For exchange traded products, exposure to credit risk is limited, as these transactions are standardized contracts executed on established exchanges and subject to daily settlement of variation margins. Written options also have no credit risk as the counterparty has already performed in accordance with the terms of the contract through an up front payment of the premium.

Certain of the Company's other activities are subject to the risk of counterparty non-performance. In connection with these activities, the Company enters into securities borrowing and lending arrangements and certain other collateralized transactions which may result in credit exposure in the event the counterparty to the transaction is unable to fulfill its contractual obligations.

The Company seeks to control the risks associated with client activities by monitoring credit exposures, limiting transactions with specific clients, and by primarily requiring settlement of securities transactions on a cash basis or delivery against payment. Clients purchasing securities on margin must maintain collateral in their client accounts in accordance with regulatory guidelines.

The Company's exposure to credit risk associated with its trading activities is measured on an individual counterparty basis.

MARKET RISK

The Company is exposed to the risk of loss resulting from changes in prices of financial instruments in markets in which the Company participates such as the interest rate, equity, and to a lesser extent, foreign exchange markets. As financial instruments held for trading are recognized at market values, these changes affect reported earnings (loss) as they occur.

INTEREST RATE RISK

Interest rate risk arises from the possibility that changes in interest rates will affect the value of financial instruments. The Company does not hedge its exposure to interest rate risk as it is minimal.

15. CHANGES IN ACCOUNTING POLICIES

GOODWILL AND OTHER INTANGIBLE ASSETS

On January 1, 2002, the Company adopted CICA Handbook Section 3062, "Goodwill and Other Intangible Assets". Under this section, goodwill and certain other intangible assets with an indefinite life are no longer amortized. Previously, these assets were amortized on a straight-line basis over 20 years.

The effects of the above change in accounting policy to the consolidated financial statements had the requirements of Section 3062 been applied retroactively to 2001 would be as follows:

	2002	2001
Reported earnings (loss)	$50,256	$(56,965)
Add back amortization of goodwill and other intangible assets,net of tax	-	5,419
Net earnings (loss) adjusted for amortization of goodwill and other intangible assets	$50,256	$(51,546)

As previously reported
Basic earnings (loss) per share	$1.98	$(2.17)
Diluted earnings (loss) per share	$1.96	$(2.17)

Adjusted for amortization of goodwill and other intangible assets
Basic earnings (loss) per share	$1.98	$(1.97)
Diluted earnings (loss) per share	$1.96	$(1.97)

The new guideline requires impairment testing on the carrying value of goodwill and other intangible assets. During the first six months of 2002, the Company assessed the carrying value of goodwill and other intangible assets as at December 31, 2001 by applying fair-value-based tests and determined that it was appropriate to reduce the carrying value of goodwill related to certain of its international activities by $3,948,000. In accordance with provisions of the new section, the Company reduced its opening retained earnings as at January 1, 2002 by this amount. The Company applied these same fair-value-based tests to its carrying value in goodwill and other intangible assets as at December 31, 2002 and determined that there has not been any further impairment.

Certain equity accounted investees applied the new requirements of this section to the carrying value of their goodwill as at December 31, 2001 and determined that it would be appropriate to recognize an impairment. The impairment was recorded as an adjustment to opening retained earnings of the equity accounted investee on January 1, 2002. Dundee Bancorp recorded its proportionate interest in this impairment, net of tax, against Dundee Bancorp's opening retained earnings as at January 1, 2002.

CHANGES IN ACCOUNTING POLICIES ADOPTED BY EQUITY ACCOUNTED INVESTEES

An equity accounted investee of the Company has adopted the new CICA recommendation for the elimination of the deferral and amortization of unrealized gains and losses on foreign currency denominated monetary items that have a fixed or ascertainable life extending beyond the current reporting period. This same investee has amended its policy for revenue recognition on sales of inventory. Under the new method, revenue is recognized upon delivery of inventory to third party customers. Previously, revenue was recognized at the time of production. The effect of these changes in accounting policies is to reduce January 1, 2002 opening retained earnings in the equity accounted investee. Dundee Bancorp has recorded its proportionate interest in this reduction, net of tax, against Dundee Bancorp's retained earnings as at January 1, 2002.

Cumulative Effects of Accounting Changes to Opening Retained Earnings
Change in accounting policies,equity accounted investees	$(2,124)
Goodwill impairment adjustment	$(3,948)

ACCOUNTING FOR STOCK BASED COMPENSATION

Effective January 1, 2002, the Company prospectively adopted the requirements of CICA Handbook Section 3870, "Stock Based Compensation". This section requires the use of fair-value-based methods to account for certain types of share-based compensation arrangements. The impact to reported earnings of adopting the new standard is as follows:

Share Option Plans

Awarding of share options under current terms and conditions will not result in compensation expense when granted, but will be credited to shareholders' equity when the share option is ultimately exercised. Under Section 3870, the Company is allowed to continue its existing policy of not recording compensation cost on the grant of share options to employees, with the addition of pro forma information.

The Company is obliged by the CICA to provide pro forma earnings and other related information for employee share options by using an option-pricing model that includes volatility. Fair value of options for pro forma purposes has been determined using the Black-Scholes option-pricing model using management's best estimates as further detailed in the table below:
	Equity
	Accounted	Dundee		Dundee
For the year ended December 31, 2002	Investees	Wealth	Eurogas	Bancorp	Total
Risk Free Rate of Return		5.11%	5.00%	5.46%
Dividend Yield		0.00%	0.00%	0.00%
Volatility Factor		45.26%	74.20%	41.93%
Weighted Average Expected Option Life (years)		6	5	6

Earnings,as reported					$50,256
Calculated Valuation of Options	$(276)	$(265)	$(52)	$(92)	(685)
Non Controlling Interest					70
Pro Forma Earnings					$49,641

Pro Forma Basic Earnings per Share					$1.95
Pro Forma Diluted Earnings per Share					$1.94

Share Bonus Plans and Reserved Share Arrangements

From time to time, employees of Dundee Wealth's operating subsidiaries may be granted awards by the compensation committee of Dundee Wealth that would entitle the employee to receive common shares of Dundee Wealth if certain conditions are met. Previously, Dundee Wealth recognized the associated expense of these awards when the conditions of issue were met. The new requirements result in recognition of compensation expense as follows:

- in the case of shares awarded conditional on the employees' continuing employment until specified dates, compensation expense will be recognized evenly over the period between the date of grant of the award and the specified date; and

- in the case of shares awarded conditional on employees achieving certain production levels, then pro-rated based on production levels reached during the reporting period relative to the target production level.

During 2002, Dundee Wealth recognized $400,000 of compensation expense in respect of these awards.

16. SUBSEQUENT EVENTS

On January 1, 2003, Dynamic amalgamated with DynamicNova and several subsidiaries of DynamicNova. Dynamic is the manager of each of the Dynamic and DynamicNova Mutual Funds.

In February 2003, a subsidiary of the Company entered into an agreement pursuant to which it will acquire the remaining 49% interest in the Canada Dominion Group of Companies which it did not already own. The transaction was completed effective March 28, 2003.

QUARTERLY FINANCIAL INFORMATION (unaudited)
	1st Quarter		2nd Quarter		3rd Quarter		4th Quarter			YTD
	2002	2001	2002	2001	2002	2001	2002	2001	2002	2001

REVENUE
Management and
administration fees	$28,888	$ 28,619	$ 30,839	$ 28,168	$ 27,086	$ 26,926	$ 43,647	$ 29,455	130,460	$113,168
Redemption fees	2,319	2,936	2,394	2,832	2,041	2,401	3,656	2,294	10,410	10,463
Financial services	30,213	32,834	36,200	28,627	26,372	22,658	32,202	31,528	124,987	115,647
	61,420	64,389	69,433	59,627	55,499	51,985	79,505	63,277	265,857	239,278
Investment income (loss)	1,218	4,557	2,563	713	770	4,184	6,391	(1,033)	10,942	8,421
Oil and gas sales,net
of royalties	1,383	-	1,966	-	1,327	-	2,220	981	6,896	981
	64,021	68,946	73,962	60,340	57,596	56,169	88,116	63,225	283,695	248,680
EXPENSES
Selling,general
and administrative	28,523	27,437	32,388	30,279	27,851	31,353	36,796	30,279	125,558	119,348
Variable compensation	17,275	18,880	20,367	13,469	16,090	11,503	17,575	16,447	71,307	60,299
Trailer fees	5,047	5,202	5,040	4,835	5,130	4,807	7,756	4,722	22,973	19,566
Operating costs,oil and
gas properties	430	-	453	-	581	-	573	434	2,037	434
	51,275	51,519	58,248	48,583	49,652	47,663	62,700	51,882	221,875	199,647
OPERATING EARNINGS
BEFORE INTEREST,
TAXES AND OTHER
NON CASH ITEMS	12,746	17,427	15,714	11,757	7,944	8,506	25,416	11,343	61,820	49,033
Amortization of deferred
sales commissions	8,163	10,169	7,718	9,419	7,260	9,029	11,430	8,645	34,571	37,262
Amortization of goodwill	-	1,448	-	1,419	-	1,436	-	1,416	-	5,719
Depreciation,depletion
and amortization	1,876	1,337	2,429	1,472	2,108	1,610	2,496	1,937	8,909	6,356
Interest expense	3,167	3,418	3,266	3,931	3,352	3,634	4,266	3,610	14,051	14,593
OPERATING
EARNINGS (LOSS)	(460)	1,055	2,301	(4,484)	(4,776)	(7,203)	7,224	(4,265)	4,289	(14,897)
Share of earnings
(losses) of equity
accounted investments	2,871	594	6,034	967	(2,007)	(34,379)	(4,646)	12,694	2,252	(20,124)
Dilution gain	-	-	-	-	-	-	75,680	-	75,680	-
Increase in investment
provision to reflect
decreases in value
of investments	-	-	-	-	(3,973)	(18,622)	(5,292)	(12,757)	(9,265)	(31,379)
Income taxes
Current	4,311	3,574	2,329	4,265	2,232	(148)	1,989	(5,240)	10,861	2,451
Future	(3,303)	(908)	1,614	(4,354)	(5,205)	(677)	3,481	(4,414)	(3,413)	(10,353)
Non controlling interest	84	85	238	(282)	(477)	(647)	15,407	(689)	15,252	(1,533)
NET EARNINGS (LOSS)	$1,319	$ (1,102)	$ 4,154	$ (3,146)	$ (7,306)	$ (58,732)	$ 52,089	$ 6,015	$ 50,256	$(56,965)